Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE
SERIES A CONVERTIBLE PREFERRED STOCK

OF VIEWRAY, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

ViewRay, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of three million, five hundred and eighty-one (3,000,581) shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 5th, 2018, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (such Certificate of Designation having been integrated into the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on July 23, 2015).

2.That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3.That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of ViewRay, Inc. (the “Company”)  and by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on March 5th, 2018 (which Certificate of Designation was integrated into the Amended and Restated Certificate of Incorporation of the Company as filed in the Office of the Secretary of State on July 23, 2015), the Company designated and authorized the issuance of a series of three million, five hundred and eight-one (3,000,581) shares of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, all of the shares of the Series A Preferred Stock that were issued by the Company have been converted into shares of the Company’s Common Stock, par value $0.01 per share; and

WHEREAS, as of the date hereof, no shares of the Series A Preferred Stock are outstanding and no future shares of the Series A Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation of the Company.

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Amended and Restated Certificate of Incorporation of the Company; and

FURTHER RESOLVED, that the 3,000,581 shares of Series A Preferred Stock shall be, and hereby are, deauthorized, and, pursuant to Article IV of the Company’s Amended and Restated Certificate of Incorporation, the Company shall henceforth be authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, with such designations, powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine from time to time in accordance with the Amended and Restated Certificate of Incorporation; and

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to (a) file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Amended and Restated Certificate of Incorporation of the Company; and

FURTHER RESOLVED, that the officers be, and hereby are, authorized and directed in the name and on behalf of the Company to execute and deliver any instrument, document, or agreement or to take or cause to be taken any other action or actions which such officers may deem necessary, appropriate, or desirable to carry out the intent and purposes of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officers.

4.That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Amended and Restated Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, ViewRay, Inc. has caused this Certificate to be executed by its duly authorized officer this 8th  day of May, 2018.

ViewRay, Inc.
By:	/s/ Chris A. Raanes
	Name:	Chris A. Raanes
	Title:	President and CEO